UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 14, 2025

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

38505 Woodward Avenue,	Suite 200,	Bloomfield Hills,	48304
Michigan
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code (248) 631-5450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock, $0.01 par value	TRS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Chief Financial Officer

On March 14, 2025, Scott A. Mell tendered his resignation as the Chief Financial Officer and as an employee of TriMas Corporation (the “Company”), effective March 20, 2025 (the “Effective Date”). Mr. Mell’s decision to leave the Company is not related to any accounting or financial issue or any disagreement with the Company on any matter relating to the Company's operations, policies, practices, or otherwise.

Appointment of Interim Chief Financial Officer

On March 19, 2025, the Board of Directors of the Company (the “Board”) appointed Teresa M. Finley, a member of the Board, as the Company’s Interim Chief Financial Officer (“Interim CFO”), effective as of the Effective Date. Ms. Finley will serve as the Company’s principal financial officer and principal accounting officer. In connection with her appointment as Interim CFO, Ms. Finley will continue to serve as a member of the Board, but will step down as a member of the Board’s Audit Committee and Compensation Committee as of the Effective Date.

Ms. Finley, age 63, has served as a member of the Board since 2020. Ms. Finley brings strong financial expertise. While employed by United Parcel Service, Inc. (“UPS”) she served as Chief Financial Officer for multiple global businesses, Corporate Controller and Treasurer, and Vice President of Investor Relations from 2007 through 2015. In Ms. Finley’s most recent position, she served as the Chief Marketing and Business Services Officer (“CMO”), and member of the executive leadership team for UPS until her retirement in 2017. As CMO, she was responsible for the advancement of global marketing capabilities, growth strategies, product innovation, pricing, communications and brand management. Also, Ms. Finley served as a Senior Advisor with the Boston Consulting Group from June 2019 to November 2021, where she provided transportation and logistics expertise. Ms. Finley is a qualified financial expert and brings more than 34 years of experience in financial, marketing and strategy leadership roles at a Fortune 50 company. Ms. Finley currently serves as a director for Union Pacific Corporation. Ms. Finley previously served as a director for AssuranceAmerica and Pilot Freight Services.

In connection with Ms. Finley’s service as Interim CFO, Ms. Finley will receive the following executive compensation: (1) base salary at a rate of $50,000 per month; (2) a discretionary cash payment (from $0 to $125,000) earned based on the Board’s holistic assessment of her performance as Interim CFO through the end of her first six months of service as Interim CFO or (if earlier) the appointment of a successor Company Chief Financial Officer (such period, the “Six-Month Interim Service”); (3) a grant of $500,000 in time-based restricted stock units (“RSUs”) that in general will vest one year from the date of grant (subject to the alternative vesting terms provided for in the RSU award agreement); and (4) eligibility to participate in the Company’s standard health and welfare benefits programs, on terms substantially the same as those for other executive officers of the Company. Except for continuing to vest in RSUs previously granted to her for her service as a director according to their original terms, Ms. Finley will not receive any additional compensation for her service on the Board while she is acting as Interim CFO.

Retirement of Director

On March 19, 2025, Jeffrey M. Greene informed the Board that he will not stand for re-election as a director at the Company’s Annual Meeting of Shareholders expected to be held on or around May 14, 2025. Mr. Greene’s decision to not stand for re-election is not related to any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Item 7.01. Regulation FD Disclosure.
On March 20, 2025, the Company issued a press release announcing the resignation of Mr. Mell as Chief Financial Officer and the appointment of Ms. Finley as Interim CFO. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information in this Item 7.01 on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release
104	Cover Page Interactive File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date:	March 20, 2025	By:	/s/ Jodi F. Robin
		Name:	Jodi F. Robin
		Title:	General Counsel and Secretary